UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

VAALCO ENERGY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Set forth below is the text of a script to be used by VAALCO’s proxy solicitor in connection with the solicitation of proxies in connection with the 2008 Annual Meeting:

My name is                         . I work for D.F. King. I am calling on behalf of VAALCO Energy, Inc. and its board of directors and management. You may have received a call from MacKenzie Partners, or any individual, who represented himself or herself as calling on behalf of VAALCO. In that call, you may have been told that VAALCO and its board of directors and management recommended that you return a gold proxy card or that you otherwise vote for a slate of directors that had been presented by a hedge fund called Nanes Delorme Partners.

MacKenzie Partners does not represent VAALCO or its board of directors. In addition, it is not true that VAALCO, its Board of Directors or management recommends that you return the GOLD proxy card or that you otherwise vote for the Nanes Delorme slate of directors.

VAALCO, its board of directors and management recommends that you return the WHITE proxy card and that you vote for its slate of nominees, Russell Scheirman, Will Farish and Arne Nielsen.

If you voted the GOLD card or voted for the Nanes Delorme slate of directors because you were under the impression that they were recommended by VAALCO, its board of directors and management, you should immediately turn in a WHITE proxy card or otherwise vote for Mr. Scheirman, Mr. Farish and Mr. Nielsen which will cancel your prior vote.

[If live call] Have you received a call from anyone suggesting that management or the board of directors endorsed the gold card or the Nanes Delorme slate of directors?

Have you received any call during which MacKenzie Partners said that they represent the board or management of VAALCO?

[IF THEY INDICATE THAT THEY MAY HAVE RECEIVED SUCH A CALL, then say “we may want to talk to you further about this.”]

If you have questions at any time please call us at D.F. King at (800) 290-6429.

[If answering machine or voicemail] If you received a call from anyone suggesting that management or the board of directors endorsed the gold card or the Nanes Delorme slate of directors,

OR

If you received any call during which MacKenzie Partners said that they represent the board or management of VAALCO,

Or received any similar message, please call D.F. King at (800) 290-6429.